Kraton Performance Polymers, Inc. Announces Fourth Quarter And Full Year 2013 Results

HOUSTON, Feb. 26, 2014 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter and year ended December 31, 2013.

2013 FOURTH QUARTER OVERVIEW

  Fourth quarter 2013 sales revenue was $290.4 million on sales volume of 74.3 kilotons, down $6.0 million compared to sales revenue of $296.4 million in the fourth quarter 2012 on sales volume of 67.2 kilotons.
  Adjusted EBITDA at estimated current replacement cost (" ECRC") (non-GAAP) was $35.0 million in the fourth quarter 2013, up $12.6 million compared to $22.4 million in the fourth quarter 2012.
  Fourth quarter 2013 net income attributable to Kraton was $4.9 million, or $0.15 per diluted share, compared to a net loss of $(29.5) million, or $(0.91) per diluted share, in the fourth quarter 2012.
  Fourth quarter 2013 adjusted net income attributable to Kraton (non-GAAP) was $2.5 million, or $0.08 per diluted share, compared to adjusted net loss of $(12.7) million, or $(0.39) per diluted share, in the fourth quarter 2012.
  Net income (loss) attributable to Kraton and adjusted net income (loss) attributable to Kraton includes a negative spread between FIFO and ECRC of $(0.22) per diluted share in the fourth quarter 2013 and $(0.32) per diluted share in the fourth quarter 2012.
  Cash provided by operating activities was $47.4 million in the fourth quarter 2013, compared to $44.1 million in the fourth quarter 2012.

"Our results for the fourth quarter 2013 reflect both favorable business momentum in the second half of the year in our base sales offerings, and continued focus on market development in our innovation and differentiated sales portfolio. Specifically, fourth quarter 2013 sales volume was 74 kilotons, up 10.6% year-on-year, with the increase led by strong year-on-year volume growth in our Paving & Roofing and Cariflex end uses. Strong growth in second half 2013 sales volume served to offset volume weakness in the first half of 2013 that was driven by the impact of adverse weather on Paving & Roofing sales. As a result, we delivered full-year 2013 sales volume of 313.5 kilotons," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. "During the year we continued our focus on innovation and the ongoing shift in our portfolio to higher-margin product sales and we closed the year with a Vitality Index of 15%. Our differentiated Cariflex IR and IR latex products demonstrated continued growth in 2013, with sales volume up nearly 14%. Cariflex now accounts for 9% of Kraton revenue, and we expect Cariflex to grow further in 2014 as we continue to expand sales into new markets and applications," said Fogarty. "During the fourth quarter we achieved mechanical completion of the semi-works facility at our Belpre, Ohio site, which will play a key role in future innovation programs, and we expect the facility to be operational by the end of the first quarter 2014. The unique capability of this industry-pioneering facility has already garnered significant interest on the part of our innovative customer and development partners," Fogarty added. "Most recently, during the first quarter of 2014 we announced plans to combine with the styrenic block copolymer business of LCY Chemical Corp. We currently expect the combination to close in the fourth quarter of 2014, and we look forward to moving this transaction to completion."

Financial Summary

	Three months ended December 31,		Years ended December 31,
(US $ in thousands, except per share amounts)	2013	2012	2013	2012
Sales volume (in kilotons)	74.3	67.2	313.5	313.4
Revenues	$ 290,362	$ 296,418	$ 1,292,121	$ 1,423,122
Adjusted EBITDA at ECRC (1)	$ 35,001	$ 22,359	$ 140,906	$ 143,842
Net income (loss) attributable to Kraton	$ 4,899	$ (29,452)	$ (618)	$ (16,191)
Earnings (loss) per diluted share	$ 0.15	$ (0.91)	$ (0.02)	$ (0.50)
Adjusted net income (loss) attributable to Kraton (1)	$ 2,465	$ (12,668)	$ 8,490	$ 6,885
Adjusted earnings (loss) per diluted share (1)	$ 0.08	$ (0.39)	$ 0.26	$ 0.21
Spread between FIFO and ECRC – per diluted share	$ (0.22)	$ (0.32)	$ (0.96)	$ (0.95)
Net cash provided by operating activities	$ 47,369	$ 44,145	$ 105,456	$ 146,333

(1)

A reconciliation of net income (loss) attributable to Kraton and earnings (loss) per diluted share to adjusted EBITDA at ECRC, adjusted net income (loss) and adjusted earnings (loss) per diluted share, each of which is a non-GAAP financial measure, is included in the accompanying financial tables.

4Q 2013 VERSUS 4Q 2012 RESULTS

Sales volume was 74.3 kilotons in the fourth quarter 2013, up 10.6% compared to sales volume of 67.2 kilotons in the fourth quarter 2012. Sales revenue was $290.4 million and $296.4 million for the fourth quarter 2013 and 2012, respectively. Sales revenue declined $6.0 million or 2.0% compared to the fourth quarter 2012 (a decline of $4.4 million or 1.5% excluding $1.6 million from currency fluctuations), as the $27.0 million revenue contribution associated with a 10.6% increase in sales volume was more than offset by the $31.6 million reduction in global sales prices associated with lower average raw material costs.

Gross profit was $58.6 million in the fourth quarter 2013, compared to $39.7 million in the fourth quarter 2012. Adjusting for the $7.3 million negative spread between FIFO and ECRC in the fourth quarter 2013 and the $10.2 million negative spread between FIFO and ECRC in the fourth quarter 2012, gross profit would have been $65.9 million in the fourth quarter 2013 compared to $49.9 million in the fourth quarter 2012. The $16.0 million or 32% increase in gross profit at ECRC was largely attributable to increased sales volume, the fixed cost absorption benefit associated with higher production volume in the fourth quarter 2013 and lower production costs, compared to the fourth quarter 2012. Gross profit per ton at ECRC was $886 in the fourth quarter 2013 compared to $743 per ton in the fourth quarter 2012.

Selling, general and administrative expenses and research and development costs aggregated $40.3 million in the fourth quarter 2013, an increase of $9.9 million compared to $30.4 million in the fourth quarter 2012. Of the $9.9 million increase, $7.3 million is attributable to professional fees and costs associated with the proposed combination with the styrenic block copolymer business of LCY Chemical Corp. and other restructuring costs incurred in the fourth quarter 2013.

Adjusted EBITDA at ECRC in the fourth quarter 2013 was $35.0 million, or 12.1% of revenue, compared to $22.4 million, or 7.5% of revenue in the fourth quarter 2012, an increase of $12.6 million, or 56.5%.

Fourth quarter 2013 net income attributable to Kraton was $4.9 million or $0.15 per diluted share compared to the fourth quarter 2012 net loss of $(29.5) million or $(0.91) per diluted share. Adjusted net income attributable to Kraton was $2.5 million or $0.08 per diluted share in the fourth quarter of 2013 compared to adjusted net loss of $(12.7) million or $(0.39) per diluted share in the fourth quarter of 2012. Included in these results are the dilutive effect of the spread between FIFO and ECRC which amounted to $(0.22) per diluted share in the fourth quarter of 2013 and $(0.32) per diluted share in the fourth quarter of 2012.

End Use Market Information

Cariflex™

Sales revenue increased $2.2 million or 7.7% to $31.5 million for the three months ended December 31, 2013 from $29.3 million for the three months ended December 31, 2012. The revenue increase reflects an 18% increase in sales volume, driven by higher sales of solid IR and IR latex, partially offset by a decrease in average sales prices, largely associated with lower raw material costs. Excluding the $1.3 million negative impact from changes in foreign currency exchange rates, Cariflex revenue would have improved $3.6 million or 12.2%.

Advanced Materials

Sales revenue decreased $4.0 million or 4.9% to $77.4 million for the three months ended December 31, 2013 from $81.3 million for the three months ended December 31, 2012. The revenue decrease was principally due to lower average raw material costs, which more than offset the revenue contribution from higher sales volume, which was up 6.3% compared to the fourth quarter 2012. Lower sales volumes into consumer and personal care applications were more than offset by increased sales of less-differentiated products and higher sales into medical applications. Changes in foreign currency exchange rates were not a significant factor in the year-on-year revenue decrease. Innovation sales volume increased 52.9% year-on-year, with higher sales of USBC-based products into personal care and consumer applications and increased sales into medical applications more than offsetting lower sales volumes into wire and cable applications.

Adhesives, Sealants and Coatings

Sales revenue decreased $6.9 million or 6.3% to $102.6 million for the three months ended December 31, 2013 from $109.5 million for the three months ended December 31, 2012. The revenue decrease was primarily due to lower average selling prices associated with reductions in raw material costs, as sales volumes were essentially flat year-on-year, with higher sales into pressure sensitive adhesive and nonwoven applications offset by lower sales into oil gel, printing plate and industrial applications. Excluding the $0.9 million negative impact from changes in foreign currency exchange rates, revenue would have decreased $6.0 million or 5.5%.

Paving and Roofing

Sales revenue increased $2.4 million or 3.2% to $78.7 million for the three months ended December 31, 2013 from $76.3 million for the three months ended December 31, 2012. The revenue increase was driven by a 22.6% increase in sales volume, led by higher sales into roofing applications in Europe and increased sales into paving applications in North America and South America, which more than offset lower average sales prices associated with a reduction in average raw material costs. Excluding the $0.5 million favorable impact from changes in foreign currency exchange rates, revenue would have increased $1.9 million or 2.5%. Sales of innovation grades increased 17.1%, driven by higher sales into paving applications in South America and North America.

FY 2013 VERSUS FY 2012 RESULTS

Sales revenue amounted to $1,292.1 million on sales volumes of 313.5 kilotons for the year ended December 31, 2013 compared to $1,423.1 million on sales volumes of 313.4 kilotons for the year ended December 31, 2012. The $131.0 million or 9.2% revenue decline (a decline of $121.7 million or 8.6% excluding a $9.3 million negative effect from currency fluctuations) was largely due to a reduction in global product sales prices associated with lower average raw material costs of $110.4 million and a $10.3 million negative effect associated with sales revenue mix.

Gross profit was $225.8 million for the year ended December 31, 2013, compared to $231.4 million for the year ended December 31, 2012. Adjusting for the $30.7 million negative spread between FIFO and ECRC for the year ended December 31, 2013 and the $30.5 million negative spread between FIFO and ECRC for the year ended December 31, 2012, gross profit would have been $256.6 million for the year ended December 31, 2013 compared to $262.0 million for the year ended December 31, 2012. Gross profit per ton at ECRC was $830 for the year ended December 31, 2013 compared to $847 per ton for the year ended December 31, 2012.

Selling, general and administrative expenses and research and development costs aggregated $137.6 million for the year ended December 31, 2013, an increase of $8.0 million compared to $129.6 million for the year ended December 31, 2012. The $8.0 million increase reflects $9.2 million of costs associated with the proposed combination with the styrenic block copolymer business of LCY Chemical Corp., $1.1 million of increased costs associated with our joint venture with Formosa Petrochemical Corporation and other restructuring costs incurred in 2013, partially offset by lower employee related and other costs compared to the year ended December 31, 2012.

Adjusted EBITDA at ECRC was $140.9 million or 10.9% of revenue in 2013, compared to $143.8 million, or 10.1% of revenue in 2012.

Net loss attributable to Kraton was $(0.6) million or $(0.02) per diluted share for the year ended December 31, 2013, an increase in net income of $15.6 million compared to a net loss of $(16.2) million or $(0.50) per diluted share for the year ended December 31, 2012. Adjusted net income attributable to Kraton was $8.5 million or $0.26 per diluted share in 2013 compared to $6.9 million or $0.21 per diluted share in 2012. Included in these results are the dilutive effect of the spread between FIFO and ECRC which amounted to $(0.96) per diluted share in 2013 and $(0.95) per diluted share in 2012.

CASH FLOW

During the fourth quarter of 2013, net cash provided by operating activities was $47.4 million, compared to $44.1 million in the fourth quarter 2012. For the full year 2013, cash from operating activities was $105.5 million, compared to $146.3 million in 2012.

OUTLOOK

In the first quarter of 2014 we experienced weather-related downtime at our Belpre, Ohio facility. In addition, our facility in Berre, France experienced an operating disruption resulting from a small fire which impacted one of the production lines at this facility. We currently estimate that these outages will result in lost production of approximately five kilotons, primarily in our USBC product family. The aggregate negative impact of these events on first quarter 2014 EBITDA and diluted earnings per share is currently estimated to be approximately $12.0 million and $0.37 per share, respectively, comprised of incremental expenses incurred to resume normal operations and the impact of under-absorbed fixed production costs. We do not expect these events will have a material impact on 2014 results beyond what we currently estimate will be recognized in the first quarter of 2014 and we expect to exclude the charges in determining Adjusted EBITDA at ECRC and adjusted earnings per share.

We currently estimate that our results in the first quarter of 2014 will reflect a positive spread between FIFO and ECRC of approximately $3.0 million.

We currently estimate that in 2014 we will incur transaction costs and expenses, primarily related to professional fees, of between $15.0 million ($0.46 per diluted share) and $28.0 million ($0.86 per diluted share) associated with our proposed combination with the SBC business of LCY Chemical Corp. We expect to exclude these costs and expenses in determining Adjusted EBITDA at ECRC and adjusted earnings per share.

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA at ECRC, Gross Profit at ECRC and Adjusted Net Income (or earnings per share). Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2013.

We consider these non-GAAP financial measures important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance and/or that of other companies in our industry, including period-to-period comparisons. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA and Adjusted EBITDA at ECRC performance, along with other factors.

These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, these limitations include: EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect changes in, or cash requirements for, our working capital needs; EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; EBITDA calculations under the terms of our debt agreements may vary from EBITDA presented herein, and our presentation of EBITDA herein is not for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure; and EBITDA is not a measure of discretionary cash available to us to invest in the growth of our business. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. In addition, we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our on-going performance, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. As an analytical tool, Adjusted EBITDA at ECRC is subject to all the limitations applicable to EBITDA, as well as the following limitations: due to volatility in raw material prices, Adjusted EBITDA at ECRC may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with GAAP; and Adjusted EBITDA at ECRC may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements. Because of these and other limitations, EBITDA, Adjusted EBITDA and ECRC Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. As a measure of our performance, Gross Profit at ECRC is limited because it often varies substantially from gross profit calculated in accordance with GAAP due to volatility in raw material prices. Finally, we prepare Adjusted Net Income by adjusting net income to eliminate the impact of a number of items we do not consider indicative of our on-going performance. Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Thursday, February 27, 2014 at 9:00 a.m. (Eastern Time) to discuss fourth quarter and full year 2013 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 888-469-1662. International dial-in #: 630-395-0203.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on February 27, 2014 through 11:00 p.m. Eastern Time on March 11, 2014. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-839-2290 and International callers dial 203-369-3607.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company offers products to more than 800 customers in over 60 countries worldwide. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including statements regarding expected growth for Cariflex; expected timing of closing the combination with LCY; and the matters described under the caption "Outlook."

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part I, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: material regulatory conditions to closing the combination with LCY; business uncertainties and contractual restrictions while the proposed LCY combination is pending; failure to successfully combine with the SBC business of LCY in the expected timeframe; failure to complete the LCY combination; significant delays in completing the LCY combination; inability to realize the benefits we anticipate from the proposed redomestication of our company from Delaware to the United Kingdom; our expectations regarding the startup of our semi-works facility in Belpre, Ohio and its role in future innovation programs; conditions in the global economy and capital markets; declines in raw material costs; our reliance on LyondellBasell Industries for the provision of significant operating and other services; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; hazards inherent to the chemical manufacturing business; other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

For Further Information:
Investors: H. Gene Shiels 281-504-4886

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three months ended December 31,		Years ended December 31,

	2013	2012	2013	2012
Sales revenue	$ 290,362	$ 296,418	$ 1,292,121	$ 1,423,122
Cost of goods sold	231,752	256,728	1,066,289	1,191,680

Gross profit	58,610	39,690	225,832	231,442

Operating expenses:
Research and development	8,242	8,054	32,014	31,011
Selling, general and administrative	32,010	22,332	105,558	98,555
Depreciation and amortization	16,529	16,711	63,182	64,554
Impairment of long-lived assets	0	0	0	5,434

Total operating expenses	56,781	47,097	200,754	199,554

Earnings of unconsolidated joint venture	158	97	530	530
Interest expense, net	5,522	7,197	30,470	29,303

Income (loss) before income taxes	(3,535)	(14,507)	(4,862)	3,115
Income tax expense (benefit)	(8,259)	14,945	(3,887)	19,306

Consolidated net income (loss)	4,724	(29,452)	(975)	(16,191)
Net loss attributable to noncontrolling interests	(175)	0	(357)	0
Net income (loss) attributable to Kraton	$ 4,899	$ (29,452)	$ (618)	$ (16,191)

Earnings (loss) per common share:
Basic	$ 0.15	$ (0.91)	$ (0.02)	$ (0.50)
Diluted	$ 0.15	$ (0.91)	$ (0.02)	$ (0.50)
Weighted average common shares outstanding:
Basic	32,111	31,975	32,096	31,939
Diluted	32,439	31,975	32,096	31,939

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except par value) (Unaudited)

	December 31, 2013	December 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$ 175,872	$ 223,166
Receivables, net of allowances of $315 and $401	129,356	124,635
Inventories of products	328,772	340,323
Inventories of materials and supplies	10,947	10,331
Deferred income taxes	7,596	7,869
Other current assets	20,665	28,363

Total current assets	673,208	734,687
Property, plant and equipment, less accumulated depreciation of $353,428 and $311,779	414,257	381,205
Intangible assets, less accumulated amortization of $78,784 and $68,531	57,488	63,393
Investment in unconsolidated joint venture	14,074	13,582
Debt issuance costs	9,213	10,846
Deferred income taxes	1,326	79
Other long-term assets	25,231	25,397

Total assets	$ 1,194,797	$ 1,229,189

LIABILITIES AND EQUITY

Current liabilities:
Current portion of long-term debt	$ 0	$ 15,074
Accounts payable-trade	115,736	99,167
Other payables and accruals	54,539	50,978
Deferred income taxes	182	513
Due to related party	24,603	16,080

Total current liabilities	195,060	181,812
Long-term debt, net of current portion	350,989	432,943
Deferred income taxes	18,359	22,273
Other long-term liabilities	75,991	99,946

Total liabilities	640,399	736,974

Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	0	0
Common stock, $0.01 par value; 500,000 shares authorized; 32,547 shares issued and outstanding at December 31, 2013; 32,277 shares issued and outstanding at December 31, 2012	325	323
Additional paid in capital	363,590	354,957
Retained earnings	170,827	171,445
Accumulated other comprehensive loss	(21,252)	(34,510)

Total Kraton stockholders' equity	513,490	492,215
Noncontrolling interest	40,908	0
Total equity	554,398	492,215

Total liabilities and equity	$ 1,194,797	$ 1,229,189

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Years ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$ (975)	$ (16,191)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation and amortization	63,182	64,554
Amortization of debt premium	(153)	(108)
Amortization of debt issuance costs	7,389	2,986
(Gain) loss on property, plant and equipment	(52)	415
Impairment of long-lived assets	0	5,434
Earnings from unconsolidated joint venture, net of dividends received	(108)	(130)
Deferred income tax expense (benefit)	(15,546)	9,948
Share-based compensation	7,894	6,571
Decrease (increase) in:
Accounts receivable	(1,158)	16,646
Inventories of products, materials and supplies	11,246	53,615
Other assets	179	(1,695)
Increase (decrease) in:
Accounts payable-trade	14,944	8,680
Other payables and accruals	934	(6,481)
Other long-term liabilities	3,384	(1,534)
Due to related party	14,296	3,623

Net cash provided by operating activities	105,456	146,333

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(81,080)	(65,006)
Purchase of software and other intangibles	(5,125)	(4,603)
Settlement of net investment hedge	(2,490)	(335)

Net cash used in investing activities	(88,695)	(69,944)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	40,000	101,250
Repayments of debt	(136,875)	(45,626)
Capital lease payments	(2,950)	0
Contribution from noncontrolling interest	41,630	0
Proceeds from the exercise of stock options	741	933
Debt issuance costs	(4,794)	(3,156)

Net cash provided by (used in) financing activities	(62,248)	53,401

Effect of exchange rate differences on cash	(1,807)	4,797

Net increase (decrease) in cash and cash equivalents	(47,294)	134,587
Cash and cash equivalents, beginning of period	223,166	88,579

Cash and cash equivalents, end of period	$ 175,872	$ 223,166

Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$ 8,885	$ 14,241
Cash paid during the period for interest, net of capitalized interest	$ 23,543	$ 24,402
Capitalized interest	$ 4,180	$ 2,648
Supplemental non-cash disclosures:
Capital accruals	$ 8,757	$ 7,512
Capital lease liability	$ 1,565	$ 950

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) (Unaudited)

	Three months ended December 31, 2013		Three months ended December 31, 2012
	After Tax	Per Diluted Share	After Tax	Per Diluted Share

Net income (loss) attributable to Kraton and earnings (loss) per diluted share	$ 4,899	$ 0.15	$ (29,452)	$ (0.91)
Restructuring charges(c)	526	0.02	297	0.01
Fees related to a proposed business combination(d)	7,105	0.22	0	0.00
Retirement plan settlement(i)	0	0.00	1,100	0.03
Change in valuation allowance(l)	(10,065)	(0.31)	15,387	0.48

Adjusted net income (loss) and adjusted earnings (loss) per diluted share	$ 2,465	$ 0. 08	$ (12,668)	$ (0.39)

	Year ended December 31, 2013		Year ended December 31, 2012
	After Tax	Per Diluted Share	After Tax	Per Diluted Share

Net loss attributable to Kraton and loss per diluted share	$ (618)	$ (0.02)	$ (16,191)	$ (0.50)
Settlement gain(a)	0	0.00	(6,909)	(0.22)
Property tax dispute(b)	0	0.00	6,211	0.20
Restructuring charges(c)	741	0.02	1,087	0.03
Fees related to a proposed business combination(d)	9,164	0.28	0	0.00
Debt offering charges(e)	0	0.00	129	0.00
Storm related charges(f)	0	0.00	2,481	0.08
Settlement of interest rate swap(g)	697	0.02	0	0.00
Write-off of debt issuance cost(h)	5,065	0.16	0	0.00
Retirement plan settlement(i)	0	0.00	1,100	0.03
Impairment of long-lived assets(j)	0	0.00	5,434	0.17
Production downtime related to MACT legislation(k)	3,506	0.11	0	0.00
Change in valuation allowance(l)	(10,065)	(0.31)	13,543	0.42

Adjusted net income and adjusted earnings per diluted share	$ 8,490	$ 0.26	$ 6,885	$ 0.21

(a)	Receipt from LyondellBasell in settlement of disputed charges, which is recorded in cost of goods sold.
(b)

Charge associated with resolution of a property tax dispute in France, of which $5.6 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses.

(c)	Severance expenses, which are primarily recorded in selling, general and administrative expenses in 2013 and primarily in cost of goods sold in 2012.
(d)	Primarily professional fees, related to our proposed combination with the styrenic block copolymer operations of LCY Chemical Corp., which are recorded in selling, general and administrative expenses.
(e)	Costs related to the public offering of our senior notes, which are recorded in selling, general and administrative expenses.
(f)	Storm related charge at our Belpre, Ohio facility, which is recorded in cost of goods sold.
(g)	Interest expense related to the termination and settlement of an interest rate swap agreement in connection with the refinancing of our credit facility.
(h)	Interest expense related to the write-off of unamortized debt issuance costs in connection with the refinancing of our credit facility.
(i)	Retirement plan settlement charge associated with a disbursement from a benefit plan upon the retirement of an employee which is recorded in selling, general and administrative expenses.
(j)	Impairment of long-lived assets, of which $3.4 million and $2.0 million were associated with the HSBC facility and other long-term assets, respectively.
(k)

Cost of production downtime at our Belpre, Ohio facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation, which is recorded in cost of goods sold.

(l)	Income tax expense (benefit) related to a portion of the change in our valuation allowance for deferred tax assets.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF GROSS PROFIT TO GROSS PROFIT AT ECRC (In Thousands) (Unaudited)

	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012
Gross profit	$ 58,610	$ 39,690	$ 225,832(b)	$ 231,442(a)
Add:
Spread between FIFO and ECRC	7,276	10,235	30,737	30,533
Gross profit at ECRC	$ 65,886	$ 49,925	$ 256,569	$ 261,975

(a)	Includes impact of Belpre storm-related charge and severance charge aggregating $3.8 million in the second quarter of 2012 and $(0.3) million in the third quarter of 2012.
(b)	Includes impact of production downtime related to MACT legislation of steam outage of $3.5 million in the third quarter of 2013.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (In thousands) (Unaudited)

	Three months ended December 31,		Years ended December 31,
	2013	2012	2013	2012
Net income (loss) attributable to Kraton	$ 4,899	$ (29,452)	$ (618)	$ (16,191)
Net loss attributable to noncontrolling interest	(175)	0	(357)	0
Consolidated net income (loss)	4,724	(29,452)	(975)	(16,191)
Add (deduct):
Interest expense, net	5,522	7,197	30,470	29,303
Income tax expense (benefit)	(8,259)	14,945	(3,887)	19,306
Depreciation and amortization expenses	16,529	16,711	63,182	64,554
EBITDA	$ 18,516	$ 9,401	$ 88,790	$ 96,972
Add (deduct):
Settlement gain(a)	0	0	0	(6,819)
Property tax dispute(b)	0	0	0	6,211
Storm related charges(c)	0	0	0	2,481
Retirement plan settlement(d)	0	1,100	0	1,100
Restructuring charges(e)	572	297	815	1,359
Fees related to a proposed business combination(f)	7,105	0	9,164	0
Non-cash compensation expense(g)	1,532	1,326	7,894	6,571
Impairment of long-lived assets(h)	0	0	0	5,434
Production downtime related to MACT legislation(i)	0	0	3,506	0
Adjusted EBITDA	27,725	12,124	110,169	113,309
Add:
Spread between FIFO and ECRC	7,276	10,235	30,737	30,533
Adjusted EBITDA at ECRC	$ 35,001	$ 22,359	$ 140,906	$ 143,842

(a)	Receipt from LyondellBasell in settlement of disputed charges, which is recorded in cost of goods sold.
(b)

Charge associated with resolution of a property tax dispute in France, of which $5.6 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general, and administrative expenses.

(c)	Storm related charge at our Belpre, Ohio facility, which is recorded in cost of goods sold.
(d)	Retirement plan settlement charge associated with a disbursement from a benefit plan upon the retirement of an employee which is recorded in selling, general and administrative expenses.
(e)	Severance expenses, which are primarily recorded in selling, general and administrative expenses in 2013 and primarily in cost of goods sold in 2012.
(f)	Primarily professional fees, related to our proposed combination with the styrenic block copolymer operations of LCY Chemical Corp., which are recorded in selling, general and administrative expenses.
(g)

We have historically recorded these costs in selling, general and administrative expenses; however, beginning in the second quarter of 2013, a portion of these costs were recorded in cost of goods sold and research and development expenses.

(h)	Impairment of long-lived assets, of which $3.4 million and $2.0 million were associated with the HSBC facility and other long-term assets, respectively.
(i)

Cost of production downtime at our Belpre, Ohio facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation, which is recorded in cost of goods sold.